Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES

FINANCIAL RESULTS FOR

QUARTER ENDED SEPTEMBER 30, 2012

AND ANNOUNCES QUARTERLY CASH

DIVIDEND ON COMMON SHARES

- Adjusted Funds From Operations of $5.4 Million, or $0.16 Per Share –

- Funds From Operations of $6.9 Million, or $0.21 Per Share –

- Net Loss of $3.5 Million, or ($0.10) Per Share –

JERICHO, NY, November 8, 2012 — Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its financial results for the third quarter ended September 30, 2012. All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

Financial Results:

Reported results for the quarter and nine months ended September 30, 2012 continued to be materially affected by events related to the bankruptcy and ongoing liquidation of Getty Petroleum Marketing Inc. (“Marketing”) and the repositioning of the portfolio of approximately 760 properties which were previously subject to the Master Lease with Marketing, resulting in a reduction in the net contribution from this portfolio of properties.

David B. Driscoll, President and Chief Executive Officer of the Company commented: “We are continuing to transform Getty and making progress repositioning the Marketing portfolio by entering into new leases and disposing of properties. These efforts are not yet fully reflected in our results, but we believe we are closer to producing more stabilized levels of cash flow and earnings.”

Net Earnings (Loss):

The Company reported a net loss for the quarter ended September 30, 2012 of $3.5 million, or ($0.10) per share, as compared to earnings of $5.4 million, or $0.16 per share, for the quarter ended September 30, 2011.

The Company reported net earnings for the nine months ended September 30, 2012 of $6.6 million, or $0.20 per share, as compared to $31.9 million, or $0.96 per share, for the nine months ended September 30, 2011.

Adjusted Funds From Operations (AFFO) and Funds From Operations (FFO):

AFFO was $5.4 million, or $0.16 per share, as compared to $19.7 million, or $0.59 per share, for the quarter ended September 30, 2011. FFO was $6.9 million, or $0.21 per share for the quarter, as compared to $8.5 million, or $0.25 per share, for the quarter ended September 30, 2011.

AFFO was $21.4 million, or $0.64 per share, as compared to $54.0 million, or $1.62 per share, for the nine months ended September 30, 2011. FFO was $24.3 million, or $0.72 per share for the nine months, as compared to $41.8 million, or $1.26 per share, for the nine months ended September 30, 2011.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

Operating Income:

Revenues from rental properties included in continuing operations for the quarter and nine months ended September 30, 2012 was $22.4 million and $76.3 million, respectively, as compared to $25.0 million and $72.9 million for the quarter and nine months ended September 30, 2011, respectively. The decrease in revenue from continuing operations for the quarter reflects the fact that the Company is currently generating, and expects to continue to generate, less net revenue from the leasing of properties that were previously subject to the Master Lease.

Revenues from rental properties included in continuing operations include $20.5 million contractually due or received from Marketing under the Master Lease for the nine months ended September 30, 2012 (for which bad debt reserves aggregating $13.2 million were provided and are included in general and administrative expenses), as compared to $38.0 million for the nine months ended September 30, 2011. The increase in revenues from rental properties for the nine months ended September 30, 2012 was primarily due to rental income from properties the Company acquired from, and leased back to, Nouria Energy Ventures I, LLC in March 2011. The increase in revenues from rental properties was also due to an increase in the real estate taxes the Company paid and billed to Marketing through April 30, 2012, the date the Master Lease was rejected, and from other tenants pursuant to triple-net leases thereafter. The increases in revenues from rental properties were partially offset by lower net revenue from the properties that were previously subject to the Master Lease as compared to the contractual rent historically due from Marketing under the Master Lease.

Rental property expenses included in continuing operations, which are primarily comprised of rent, real estate taxes and maintenance, were $8.3 million and $22.0 million for the quarter and nine months ended September 30, 2012, respectively, as compared to $2.9 million and $10.1 million for the respective prior year periods. Certain of these increased expenses are reimbursable by the Company’s tenants and are related to properties and leasehold interests acquired in 2011. The remaining increase results from real estate taxes and maintenance expenses historically paid by Marketing directly, which the Company began paying in the first quarter of 2012. Any reimbursement of such expenses from the Company’s tenants is included in revenues from rental properties in the Company’s consolidated statement of operations.

Depreciation and amortization expense included in continuing operations was $3.3 million and $10.2 million for the quarter and nine months ended September 30, 2012, respectively, as compared to $2.7 million and $7.0 million for the quarter and nine months ended September 30, 2011, respectively. The increase was primarily due to depreciation charges related to capitalized asset retirement costs associated with environmental obligations assumed from Marketing after the rejection of the Master Lease and properties acquired in 2011, partially offset by the effect of certain assets becoming fully depreciated, lease terminations and dispositions of real estate.

General and administrative expenses included in continuing operations were $5.0 million and $26.1 million for the quarter and nine months ended September 30, 2012, respectively, as compared to $2.7 million and $10.3 million for the quarter and nine months ended September 30, 2011, respectively. The increase in general and administrative expenses was principally due to $13.2 million bad debt reserves provided for in the nine months ended September 30, 2012 attributable to nonpayment of rent and real estate taxes due from Marketing through April 30, 2012 that the Company does not expect to collect. In addition, the increase was also due to $1.1 million and $2.9 million of legal fees and litigation costs incurred related to Marketing’s defaults of its obligations under the Master Lease and bankruptcy filing for the quarter and nine months ended September 30, 2012, respectively. The increase in general and administrative expenses in 2012 was partially offset by $2.0 million of property acquisition costs incurred in 2011.

Environmental expenses included in continuing operations for the quarter and nine months ended September 30, 2012 was $0.3 million and $0.4 million, respectively, as compared to $1.7 million and $3.9 million for the quarter and nine months ended September 30, 2011, respectively. The decrease in net environmental expenses for the quarter and nine months ended September 30, 2012 was primarily due to lower legal fees resulting from a $0.9 million reimbursement of legal fees paid in prior years and lower provisions for environmental remediation costs and environmental litigation. Capitalized asset retirement costs associated with increases in environmental obligations are depreciated over their estimated useful lives, which expense is included in depreciation and amortization in the Company’s consolidated statements of operations rather than in provision for environmental remediation costs. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

Non-cash impairment charges of $2.0 million and $3.0 million are included in continuing operations for the quarter and nine months ended September 30, 2012, respectively, as compared to $0.6 million and $2.5 million recorded for the quarter and nine months ended September 30, 2011, respectively. The non-cash impairment charges recorded during the quarter and nine months ended September 30, 2012 were attributable to reductions in the Company’s estimates of value for properties held for sale and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value. The non-cash impairment charges recorded for the quarter and nine months ended September 30,

2011 were attributable to reductions in the Company’s estimates of value for properties marketed for sale. Impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in impairment charges for one period as compared to prior periods.

As a result of the developments with Marketing, the Company concluded in 2011 that it was probable that it would not receive a greater portion of the contractual lease payments when due from Marketing for the entire initial term of the Master Lease than the amount it had previously reserved. Therefore, during the quarter ended September 30, 2011, the Company increased its reserve by recording an additional non-cash allowance for deferred rent receivable of $11.0 million.

Earnings from discontinued operations decreased by $7.5 million to a loss of $5.0 million for the quarter ended September 30, 2012, as compared to earnings of $2.5 million for the quarter ended September 30, 2011. Earnings from discontinued operations decreased by $9.4 million to a loss of $3.6 million for the nine months ended September 30, 2012, as compared to earnings of $5.8 million for the nine months ended September 30, 2011. The decrease in earnings from discontinued operations was primarily due to higher impairment charges and lower rental revenue partially offset by an increase in gains on dispositions of real estate. Gains on disposition of real estate and impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in reported gains and impairment charges for one period as compared to prior periods.

Recent Developments:

As previously disclosed, the Master Lease with Marketing was rejected effective April 30, 2012, pursuant to an order of the Bankruptcy Court. The Company previously leased approximately 760 properties to Marketing under the Master Lease. The Company continues to reposition this portfolio of properties.

As a continuation of the repositioning process and the bankruptcy and ongoing liquidation of Marketing, the Company:

•

Entered into a unitary triple-net lease, during October 2012, covering 24 operating properties with an affiliate of Capital Petroleum Group. The properties subject to the lease are predominantly located in Brooklyn and Staten Island. The lease has a 15 year initial term with provisions for renewal terms and annual rent escalations. The Company anticipates entering into several additional long-term triple-net leases in the fourth quarter of 2012 covering approximately 150 properties in the New York City metropolitan area and New Jersey, which are currently subject to month-to-month license agreements and interim fuel supply arrangements.

•

Sold 14 properties for $3.1 million in the aggregate during the third quarter that had been leased to Marketing and previously had their underground storage tanks removed bringing the total number of properties sold through the nine months ended September 30, 2012 to 29 for $8.1 million in the aggregate.

•

Received $0.7 million as part of the initial distribution from the liquidation of Marketing bankruptcy estate, which was applied against the Company’s priority administrative claim. The Company is entitled to receive all funds available for distribution from the Marketing bankruptcy estate, if any, until the Company’s priority administrative claim is satisfied in full.

•

Entered into an agreement with the Marketing bankruptcy estate, in October 2012, to make certain loans (up to an aggregate amount of $6.4 million) to fund certain expenses incurred in connection with the wind-down of the Marketing bankruptcy estate and the prosecution of a lawsuit against Lukoil Americas Corporation and its wholly-owned subsidiary Lukoil North America LLC (collectively, “Lukoil Americas”) asserting, among other claims, that Lukoil fraudulently transferred substantially all of Marketing’s assets with value and positive cash flow from Marketing to Lukoil Americas (the “Lukoil Complaint”). Under the terms of the agreement, the Company is entitled to receive from the proceeds of the Lukoil Complaint, if any, the sum of (i) all funds advanced for wind-down costs and expert witness and consultant fees plus interest accruing at 15% per annum; and (ii) the greater of all funds advanced for legal fees and expenses relating to the Lukoil Complaint plus interest accruing at 15% per annum, or 24% of the gross proceeds from any settlement or favorable judgment from the Lukoil Complaint.

•

Continued to enforce the Company’s rights through eviction proceedings involving certain of its properties in various jurisdictions against Marketing’s former subtenants (or sub-subtenants) who have not vacated properties and who have not accepted license agreements with the Company or have not entered into new agreements with the Company’s distributor tenants and therefore occupy properties without right. The Company is incurring substantial costs, primarily legal expenses, in connection with such proceedings.

Getty’s properties are concentrated in the Northeast and Mid-Atlantic regions of the United States, portions of which were significantly impacted by Superstorm Sandy in October 2012. Getty is in the process of assessing any damage to its properties and the impact on its tenants’ businesses caused by the storm. Getty has not completed its assessment of the impacts of Superstorm Sandy on its business. It is possible that Getty’s financial results may be materially adversely impacted in the fourth quarter of 2012 due to Superstorm Sandy.

Quarterly Cash Dividend on Common Shares:

The Company announced today that its Board of Directors unanimously approved a quarterly cash dividend of $0.125 per common share payable on January 10, 2013 to shareholders of record on December 27, 2012.

Conference Call Information:

Getty Realty Corp.’s Third Quarter Earnings Conference Call is scheduled for tomorrow, November 9, 2012 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 609-5704 ten minutes before the scheduled start time and reference pass code 4526921. If you cannot participate in the live event, a replay will be available on November 9, 2012 beginning at 12:00 noon Eastern Time through 12:00 midnight Eastern Time, November 16, 2012. To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international participants and reference pass code 4526921.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,110 properties nationwide.

Risk Factors:

For more information on the risks associated with the Company, including risks associated with Marketing’s rejection of the Master Lease and the Company’s repositioning of properties that were subject to the Master Lease, see the disclosure under the caption “Risk Factors” in the Company’s Quarterly Report for the period ended June 30, 2012, and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended, and the Company’s other filings made with the Securities and Exchange Commission.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. STATEMENTS IN THIS ANNOUNCEMENT THAT ARE FORWARD-LOOKING INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS (A) MADE BY DAVID B. DRISCOLL, THE COMPANY’S PRESIDENT & CEO, (B) RELATED TO THE REVENUE THE COMPANY EXPECTS TO RECEIVE FROM THE PROPERTIES THAT WERE PREVIOUSLY SUBJECT TO THE MASTER LEASE, AND (C) ABOUT THE COMPANY’S EXPECTATIONS AND ASSUMPTIONS REGARDING ENTERING INTO ADDITIONAL NEW LONG-TERM TRIPLE-NET LEASES.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2012	December 31, 2011
Assets:

Real Estate:
Land	$320,808	$345,473
Buildings and improvements	224,003	270,381

	544,811	615,854
Less – accumulated depreciation and amortization	(114,678)	(137,117)

Real estate held for use, net	430,133	478,737
Real estate held for sale, net	23,718	—

Real estate, net	453,851	478,737
Net investment in direct financing leases	92,110	92,632
Deferred rent receivable (net of allowance of $25,630 as of December 31, 2011)	10,938	8,080
Cash and cash equivalents	16,387	7,698
Notes, mortgages and accounts receivable (net of allowance of $26,004 at September 30, 2012 and $9,480 as of December 31, 2011)	35,919	36,083
Other assets	30,328	11,859

Total assets	$639,533	$635,089

Liabilities and Shareholders’ Equity:

Borrowings under credit line	$151,700	$147,700
Term loan	22,225	22,810
Environmental remediation costs	52,300	57,700
Dividends payable	4,202	—
Accounts payable and accrued expenses	38,148	34,710

Total liabilities	268,575	262,920
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 33,396,310 at September 30, 2012 and 33,394,395 at December 31, 2011	334	334
Paid-in capital	461,234	460,687
Dividends paid in excess of earnings	(90,610)	(88,852)

Total shareholders’ equity	370,958	372,169

Total liabilities and shareholders’ equity	$639,533	$635,089

GETTY REALTY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues from rental properties	$22,386	$24,954	$76,332	$72,917
Interest on notes and mortgage receivable	726	755	2,107	1,901

Total revenues	23,112	25,709	78,439	74,818

Operating expenses:
Rental property expenses	8,345	2,923	22,044	10,094
Impairment charges	2,000	550	2,979	2,470
Environmental expenses, net	268	1,734	358	3,878
General and administrative expenses	4,963	2,687	26,141	10,308
Allowance for deferred rent receivable	—	10,974	—	10,974
Depreciation and amortization expense	3,329	2,714	10,152	6,998

Total operating expenses	18,905	21,582	61,674	44,722

Operating income	4,207	4,127	16,765	30,096

Other income, net	211	122	503	79
Interest expense	(2,896)	(1,414)	(7,071)	(4,079)

Earnings from continuing operations	1,522	2,835	10,197	26,096

Discontinued operations:
Earnings (loss) from operating activities	(5,563)	2,205	(7,370)	5,233
Gains from dispositions of real estate	576	310	3,819	609

Earnings (loss) from discontinued operations	(4,987)	2,515	(3,551)	5,842

Net earnings (loss)	$(3,465)	$5,350	$6,646	$31,938

Basic and diluted per common share amounts:
Earnings from continuing operations	$.05	$.08	$.31	$.79
Earnings (loss) from discontinued operations	($.15)	$.08	($.11)	$.18
Net earnings (loss)	($.10)	$.16	$.20	$.96

Weighted-average shares outstanding:
Basic	33,396	33,394	33,395	33,097
Stock options	—	1	—	1

Diluted	33,396	33,395	33,395	33,098

GETTY REALTY CORP. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS (LOSS) TO

FUNDS FROM OPERATIONS AND

ADJUSTED FUNDS FROM OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net earnings (loss)	$(3,465)	$5,350	$6,646	$31,938

Depreciation and amortization of real estate assets	3,492	2,824	10,966	7,354
Gains from dispositions of real estate	(578)	(310)	(3,819)	(629)
Impairment charges	7,406	587	10,552	3,094

Funds from operations	6,855	8,451	24,345	41,757
Revenue recognition adjustments	(1,459)	210	(2,994)	(794)
Allowance for deferred rent receivable	—	11,043	—	11,043
Acquisition costs	—	—	—	2,034

Adjusted funds from operations	$5,396	$19,704	$21,351	$54,040

Diluted per share amounts:
Earnings (loss) per share	($.10)	$.16	$.20	$0.96
Funds from operations per share	$.21	$.25	$.72	$1.26
Adjusted funds from operations per share	$.16	$.59	$.64	$1.62

Diluted weighted average shares outstanding	33,396	33,395	33,395	33,098

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable. Beginning in 2011, Getty revised its definition of AFFO to exclude direct expensed costs related to property acquisitions and other unusual or infrequently occurring items.

FFO excludes various items such as gains or losses from property dispositions, depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual or infrequently recurring items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual or infrequently occurring items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual or infrequently occurring items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual or infrequently occurring items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403